Exhibit 22

Issuers of Guaranteed Securities

As of December 30, 2021, Cincinnati Bell Inc., an Ohio corporation (the “Company”), has fully and unconditionally guaranteed the 6.300% Senior Notes issued by its subsidiary listed below.

Subsidiary Issuer
Cincinnati Bell Telephone Company LLC, an Ohio limited liability company